EXHIBIT 99.1

First Advantage Bancorp Reports Increased Fourth Quarter Net Income and Increased Year End 2008 Adjusted Net Income (Net of Other-Than-Temporary Impairment Charges and Investment Losses) and Strong Asset Quality; Subsidiary Bank Continues to be 'Well Capitalized'

CLARKSVILLE, Tenn., Feb. 12, 2009 (GLOBE NEWSWIRE) -- First Advantage Bancorp (the "Company") (Nasdaq:FABK), the holding company for First Federal Savings Bank (the "Bank"), today announced its results of operations for the three and twelve months ended December 31, 2008. Net income for the three months ended December 31, 2008 was $299,000 compared to a net loss of $471,000 for the same period in 2007. Basic earnings per share amounted to $0.07 and diluted earnings per share amounted to $0.06 for the three months ended December 31, 2008. During the quarter ended December 31, 2008 results were positively impacted by a 32.5% increase in net interest income; a 35.4% increase in non-interest income; and a 20.2% decrease in non-interest expense as compared to the fourth quarter ended December 31, 2007. These positive factors were partially offset by increases in the provision for loan losses and provision for income taxes.

Results for the full year were negatively impacted by other-than-temporary impairment ("OTTI") charges for certain investment securities classified as available-for-sale and losses on the sale of Federal National Mortgage Association ("Fannie Mae") and Federal Home Loan Mortgage Corporation ("Freddie Mac") perpetual preferred securities.

"Core earnings have shown significant improvements despite the losses related to the government placing Fannie Mae and Freddie Mac in conservatorship," said Earl O. Bradley, III, Chief Executive Officer. "Asset quality remains strong and, fortunately, our local economy has fared better than most of the United States with only modest declines in real estate values. Clarksville did not have the run-up in real estate prices that many other areas experienced."

Mr. Bradley continued, "During the fourth quarter Hemlock Semiconductor Corporation announced that a new $1.1 billion manufacturing facility will be constructed in Clarksville. Additionally, several thousand troops returned home to nearby Ft. Campbell from deployment, adding further stability to our local economy."

"It is clear that we are in very turbulent and challenging times," said Mr. Bradley. "However, due to our strong capital position and asset quality, we believe the Bank will be positioned to take advantage of any growth opportunities which might unfold. Management intends to patiently focus more attention to managing the balance sheet and preserving capital as opposed to short-term growth."

In September 2008, the Company recorded OTTI charges of $6.0 million after-tax ($9.8 million pre-tax) for investment grade perpetual callable preferred securities issued by Freddie Mac and Fannie Mae, and it recorded impairment charges of $2.4 million after-tax ($3.8 million pre-tax) for its investments in pooled trust preferred securities ("PreTSLs"). The Company also recorded $1.6 million after-tax ($2.6 million pre-tax) in realized losses from the sale of Fannie Mae perpetual preferred stock during the third quarter of 2008. The Company liquidated all of its remaining Fannie Mae and Freddie Mac perpetual preferred securities holdings during the fourth quarter of 2008 which resulted in additional realized losses of $352,000 after-tax ($570,000 pre-tax). These realized losses were partially offset by gains on the sale of available-for-sale securities of $286,000 after-tax ($463,000 pre-tax) which were realized during the fourth quarter of 2008. Excluding the effect of these investment losses and the OTTI charges, adjusted net income would have been approximately $2.3 million for the year ended December 31, 2008. Adjusted basic and diluted earnings per share would have been approximately $0.48 and $0.43, respectively, for the twelve months ended December 31, 2008. (See reconciliation of net income and earnings per share to adjusted net income and adjusted earnings per share, both non-GAAP measures, later in this release.) On a GAAP-reported basis, the Company reported a net loss of $8.1 million for the twelve months ended December 31, 2008 compared to a net loss of $255,000 for the twelve months ended December 31, 2007. Basic and diluted loss per share for the twelve months ended December 31, 2008 amounted to $1.73.

The Company is well capitalized at year-end. Its average common shareholders' equity to average assets ratio was 20.76% and 24.41% for the fourth quarter of 2008 and year ended 2008, respectively, compared to 20.79% and 16.67% for the same periods in 2007, respectively. Due to its strong capital position, the Company did not apply for participation in the Department of Treasury's TARP Capital Purchase Program. At December 31, 2008, the Bank was considered "well capitalized" under applicable regulatory capital guidelines.

The results reported for the fourth quarter and year-ended December 31, 2007 reflect the operations of the Bank only, which completed its conversion from the mutual to the stock form of organization on November 29, 2007. Due to the completion of the Bank's conversion and the Company's related initial public stock offering on November 29, 2007, per share data for the three- and twelve-month periods ended December 31, 2007, is immaterial.

Dividend Declared

As previously announced, at its January 21, 2009 meeting, the Board of Directors of the Company declared a quarterly dividend of $0.05 per common share. The dividend is payable on or about February 16, 2009 to stockholders of record as of the close of business on February 2, 2009.

Balance Sheet Review

Total assets increased $85.0 million to $338.4 million reflecting growth of 33.5% during the twelve months ended December 31, 2008 compared to December 31, 2007. Total loans increased $61.1 million to $178.6 million as of December 31, 2008 reflecting growth of 52.0% during the twelve months ended December 31, 2008. Total deposits increased $17.0 million to $186.8 million as of December 31, 2008, resulting in growth rate of 10.0% during the year ended December 31, 2008. Total equity decreased $9.2 million to $70.3 million reflecting a reduction of 11.6% during the twelve months ended December 31, 2008.

The Bank does not have, nor has it had, any sub-prime loans or other high-interest rate loans to consumers with impaired or non-existent credit histories in its loan portfolios.

Asset Quality

The allowance for loan losses at December 31, 2008 was $2.2 million, or 1.22% of total loans, compared to $1.5 million, or 1.28% of total loans at December 31, 2007. Nonperforming loans at December 31, 2008 were $830,000, or 0.46% of total loans, compared to $836,000, or 0.71% of total loans at December 31, 2007.

The provision for loan losses increased to $135,000 for the three months ended December 31, 2008 compared to a provision for loan losses of $14,000 for the same period in 2007. For the twelve months ended December 31, 2008, the provision for loan losses increased to $685,000 compared to a credit to the provision for loan losses of $364,000 for the twelve months ended December 31, 2007. The increase in the provision for loan losses during the fourth quarter and year ended December 31, 2008 was due to loan growth.

Results of Operations

Net interest income for the three months ended December 31, 2008 was $2.7 million, up 32.5% from the fourth quarter of 2007. The net interest margin for the three months ended December 31, 2008 was 3.42%, down 12 basis points from the fourth quarter of 2007. Net interest income for the twelve months ended December 31, 2008 was $10.7 million, up 47.6% from the twelve months ended December 31, 2007. The net interest margin for the year ended December 31, 2008 was 3.60%, up 25 basis points from year ended December 31, 2007.

Non-interest income for the quarter ended December 31, 2008 was $432,000 compared to non-interest income of $319,000 for the quarter ended December 31, 2007. Non-interest income for the year ended December 31, 2008 was a loss of $13.8 million compared to non-interest income of $2.0 million for the same period of 2007. Non-interest income for the fourth quarter of 2007 was negatively impacted by a non-cash charge of $174,000 ($282,000 pre-tax) related to OTTI charges on Freddie Mac and Fannie Mae preferred stock.

The primary factors contributing to the loss position of non-interest income for the year ended December 31, 2008 were the OTTI charges and the realized losses related to sales of investment securities, the majority of which were recorded during the third quarter of 2008. The Company liquidated all of its Fannie Mae and Freddie Mac perpetual preferred securities holdings during the fourth quarter of 2008 which resulted in realized losses of $352,000 ($570,000 pre-tax). These realized losses were partially offset by gains on the sale of available-for-sale securities of $286,000 ($462,000 pre-tax) which were realized during the fourth quarter of 2008.

Non-interest expense decreased $620,000 to $2.4 million for the three months ended December 31, 2008 from $3.1 million for the comparable period in 2007. Declines in expenses related to taxes and salaries and employee benefits were the primary factors contributing to lower non-interest expense for the fourth quarter of 2008 compared to the fourth quarter of 2007. For the twelve months ended December 31, 2008, non-interest expense was relatively unchanged compared to the same period in 2007.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee. The Bank operates as a community-oriented financial institution, with four full-service offices and one limited service office in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border. First Federal Savings Bank offers a full range of retail and commercial financial services. The Bank's website address is www.firstfederalsb.com. First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol "FABK."

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank's market area, changes in real estate market values in First Federal Savings Bank's market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

         Information Regarding Non-GAAP Financial Information

                        First Advantage Bancorp
     Unaudited Reconciliation of Net Income to Adjusted Net Income
               (In thousands, except per share amounts)

                                                  Twelve Months Ended
                                                      December 31,
                                                  --------------------
                                                    2008        2007
                                                  --------    --------

 Net loss, as reported in accordance with GAAP    $(8,095)    $  (255)

 Impairment loss on agency preferred securities
  and PreTSLs, net of tax benefit                    8,400         174
 Loss on sale of agency preferred securities,
  net of tax benefit                                 1,952          --

                                                  --------    --------
 Adjusted earnings                                $  2,257    $   (81)
                                                  ========    ========

 Basic earnings per common share                  $ (1.73)         N/A
 Impairment loss on agency preferred securities
  and PreTSLs, net of tax benefit                     1.79         N/A
 Loss on sale of agency preferred securities,
  net of tax benefit                                  0.42         N/A
                                                  --------    --------
 Adjusted basic earnings per common share         $   0.48         N/A
                                                  ========    ========

 Diluted earnings per common share (a)            $ (1.54)         N/A
 Impairment loss on agency preferred securities
  and PreTSLs, net of tax benefit                     1.60         N/A
 Loss on sale of agency preferred securities,
  net of tax benefit                                  0.37         N/A
                                                  --------    --------
 Adjusted diluted earnings per common share       $   0.43         N/A
                                                  ========    ========

 (a) In accordance with SFAS No. 128, the calculation of diluted shares for the purposes of generated GAAP EPS does not
     include any antidilutive items (options and restricted stock)
     that would result in a lower loss per share. Since the
     non-GAAP adjustments would result in projected adjusted net income, these items would become dilutive to EPS. This
     adjustment represents the impact of including these dilutive items in the calculation of diluted shares for generating the projected adjusted EPS.

Net income and basic and diluted earnings per share are presented in accordance with generally accepted accounting principles (GAAP). Adjusted net income and adjusted basic and diluted earnings per share are non-GAAP financial measures. We utilize non-GAAP calculations of net income and basic and diluted earnings per share that are adjusted in the manner presented as an additional measure to aid in understanding and analyzing our financial results for the twelve months ended December 31, 2008. Specifically, we believe that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of our core operating results and core business outlook. Our management believes that these non-GAAP measures allow for a better evaluation and transparency of the operating performance of our business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods. Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance.

A limitation of utilizing these non-GAAP measures of net income and basic and diluted earnings per share is that the GAAP accounting effects do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, we believe that both GAAP measures of net income and basic and diluted earnings per share and the same respective non-GAAP measures of our financial performance should be considered together. The non-GAAP measures should not be considered in isolation.

                        FIRST ADVANTAGE BANCORP
                        SELECTED FINANCIAL DATA
      (Unaudited-Dollars in thousands, except per share amounts)

                           Three Months Ended    Twelve Months Ended
                              December 31,          December 31,
 SELECTED FINANCIAL       --------------------  --------------------
  CONDITION DATA:           2008       2007       2008       2007
                          ---------  ---------  ---------  ---------

  END OF PERIOD BALANCES
    Assets                       --         --  $ 338,404  $ 253,403
    Available-for-sale
     Securities, at
     fair value                  --         --    129,076    112,817
    Loans, gross                 --         --    178,713    117,469
    Allowance for
     Loan Losses                 --         --      2,175      1,510
    Deposits                     --         --    186,807    169,854
    FHLB Advances and
     Other Borrowings            --         --     78,597        891
    Common Shareholders'
     Equity                      --         --     70,261     79,505

   AVERAGE BALANCES
    Assets                $ 329,823  $ 239,454  $ 311,336  $ 220,501
    Earning Assets          310,587    226,039    296,380    209,895
    Investment securities   127,665    102,033    136,458     94,586
    Other investments         7,287     12,504      8,095     10,474
    Loans, gross            175,638    111,502    151,827    104,835
    Deposits                177,422    184,616    168,940    180,680
    FHLB Advances and
     Other Borrowings        80,668      1,748     63,516        736
    Common Shareholders'
     Equity                  68,471     49,783     76,000     36,753

 SELECTED OPERATING
  RESULTS:
    Interest and
     Dividend Income      $   4,439  $   3,543  $  17,285  $  13,253
    Interest Expense          1,767      1,527      6,602      6,016
                          ---------  ---------  ---------  ---------
    Net Interest Income       2,672      2,016     10,683      7,237
    Provision (Credit)
     for Loan Losses            135         14        685      (364)
                          ---------  ---------  ---------  ---------
    Net Interest Income
     After Provision
     (Credit) for             2,537      2,002      9,998      7,601
       Loan Losses
    Noninterest Income          432        319   (13,796)      1,987
    Noninterest Expense       2,443      3,063     10,145     10,060
                          ---------  ---------  ---------  ---------
    Income (Loss) Before
     Income Tax Expense
     (Benefit)                  526      (742)   (13,943)      (472)
    Income Tax Expense
     (Benefit)                  227      (271)    (5,848)      (217)
                          ---------  ---------  ---------  ---------
    Net Income (Loss)     $     299  $   (471)  $ (8,095)  $   (255)
                          =========  =========  =========  =========

    Basic earnings per
     common share         $    0.07        N/A  $  (1.73)        N/A
    Diluted earnings per
     common share              0.06        N/A     (1.73)        N/A
    Dividends paid per
     common share              0.05        N/A       0.05        N/A
    Book value per
     common share             15.29        N/A      15.29        N/A
    Common shares
     outstanding          4,595,804        N/A  4,595,804        N/A
    Basic, average
     shares
     outstanding          4,568,158        N/A  4,691,863        N/A
    Diluted, average
     shares outstanding   5,260,563        N/A  4,691,863        N/A

 SELECTED ASSET QUALITY
    Net Charge-offs       $     (2)  $    (29)  $      20  $     151
    Classified Assets            --         --      2,102      1,962
    Nonperforming Assets         --         --        830        836
    Total nonperforming
     loans to total loans        --         --      0.46%      0.71%
    Total nonperforming
     loans to total assets       --         --      0.26%      0.33%
    Total nonperforming
     assets to total
     assets                      --         --      0.26%      0.33%

 SELECTED RATIOS
  (quarterly and
  year-to-date rates
  annualized)
    Return on Average
     Assets                   0.36%    (0.78)%    (2.60)%    (0.12)%
    Return on Average
     Common Shareholders'
     Equity                   1.74%    (3.75)%   (10.65)%    (0.69)%
    Average Common
     Shareholders' Equity
     to Average Assets       20.76%     20.79%     24.41%     16.67%
    Net Interest Margin       3.42%      3.54%      3.60%      3.45%

CONTACT:  First Advantage Bancorp
          Earl O. Bradley, III
            931-552-6176
          Patrick C. Greenwell
            931-552-6176